CSW Industrials Reports Record Fiscal 2023 Fourth Quarter and Full Year Results

DALLAS, May 25, 2023 (GLOBE NEWSWIRE) - CSW Industrials, Inc. (Nasdaq: CSWI or the "Company") today reported record results for the fiscal 2023 fourth quarter and full year periods ended March 31, 2023.

Fiscal 2023 Fourth Quarter Highlights (comparisons to fiscal 2022 fourth quarter)

•Total revenue increased 12.9% to $195.7 million, with an organic growth rate of 10.5%
•Net income attributable to CSWI increased 46.7% to $27.1 million, compared to $18.4 million, with no adjustments to earnings in either period
•Earnings per diluted share (EPS) increased 48.7% to $1.74, compared to $1.17
•EBITDA increased 32.8% to $49.4 million, with margin expansion of 370 bps to 25.2%
•Paid down $23.5 million of debt and improved balance sheet strength with a leverage ratio (Debt to EBITDA), in accordance with our credit facility, of approximately 1.3x
•Executed an interest rate swap to fix the interest rate at 3.85% plus margin for the first $100 million borrowing under our Revolving Credit Facility

Fiscal 2023 Full Year Highlights (comparisons to fiscal 2022 full year)

•Total revenue increased 21.0% to $757.9 million, with an organic growth rate of 15.3%
•Net income attributable to CSWI increased 39.1% to $96.4 million, compared to $69.3 million, adjusted to exclude the final TRUaire purchase accounting effect from the GAAP amount of $66.4 million
•EPS of $6.20 increased 41.2%, compared to $4.39, adjusted to exclude the final TRUaire purchase accounting effect from the GAAP EPS of $4.20
•EBITDA increased 30.6% to $174.1 million, with margin expansion of 170 bps to 23.0%
•Record operating cash flows of $121.5 million (75.8% increase)
•Invested $58.3 million in acquisitions and $14.0 million in organic capital expenditures, while returning total cash of $46.3 million to shareholders through share repurchases ($35.7 million) and dividends ($10.6 million)

Comments from the Chairman, President, and Chief Executive Officer

Joseph B. Armes, CSW Industrials’ Chairman, President, and Chief Executive Officer, commented, "I am very pleased with our financial results in fiscal 2023. We had a record year, driven by both strong organic growth and our accretive acquisitions. This growth has driven an improvement in profitability as we continue to leverage our revenue growth, resulting in higher margins and higher free cash flow."

Armes continued, "We exited the year with positive momentum which positions us well for another year of growth and record profit in fiscal 2024, despite macroeconomic uncertainty. We expect revenue and profit growth, with expanding margins in each of our three operating segments. I continue to be proud of CSWI's strong employee-centric culture as we work together to create value for our shareholders. Importantly, our team members participate meaningfully in our success through our Employee Stock Ownership Plan, creating an alignment of interests between our workforce and shareholders. The future for CSWI is very encouraging."

Fiscal 2023 Fourth Quarter Consolidated Results

Fiscal fourth quarter revenue was $195.7 million, a $22.4 million (12.9%) increase from the prior year period. Total revenue growth included $18.1 million of organic growth (80.8% of total revenue growth), with the remainder contributed by the Cover Guard, AC Guard and Falcon Stainless Inc. ("Falcon") acquisitions. In the current quarter, price actions contributed to revenue growth across all segments.

Gross profit in the fiscal fourth quarter was $85.3 million, representing 18.0% growth from $72.3 million in the prior year period. Gross profit margin was 43.6%, compared to 41.7% in the prior year period. The gross profit margin increase resulted from pricing actions.

Operating expenses as a percent of revenue were 23.3% in the current period, compared to the prior year period of 25.0%, as strong revenue growth outpaced the increased operating expenses. Operating expenses were $45.6 million in the current year period, compared to $43.4 million in the prior year period.

Operating income in the current period was $39.8 million, compared to $28.9 million in the prior year period. Operating income as a percent of revenue was 20.3% in fiscal 2023 fourth quarter, compared to 16.7% in the prior year period. The 360 bps improvement in operating income margin resulted from the previously discussed improvement in gross profit margin and operating expense margin.

Net income attributable to CSWI (net of non-controlling interest in the joint venture) increased 46.7% to $27.1 million, compared to the prior year period of $18.4 million, while EPS increased 48.7% to $1.74, compared to $1.17 in the prior year period.

Fiscal 2023 fourth quarter EBITDA increased to $49.4 million, representing 32.8% growth from $37.2 million in the prior year period. As revenue growth outpaced incremental expenses, the EBITDA margin improved to 25.2%, from 21.5% in the prior year period.

During fiscal fourth quarter, we paid down $23.5 million of debt, using the strong cash flows generated by our operations. In addition, we entered into an interest rate swap to hedge our exposure to variability in cash flows from interest payments on the first $100.0 million borrowing under our Revolving Credit Facility.

Following quarter end, the Company declared a 12% increase in its quarterly cash dividend, to $0.19 per share. This dividend, which was paid on May 12, 2023, to shareholders of record on April 28, 2023, was the seventeenth consecutive quarterly regular cash dividend.

On a GAAP basis, the Company’s effective tax rate for the fiscal fourth quarter was 25.1%, which differed from the statutory rate primarily due to state tax expense, net of federal benefit, nondeductible executive compensation and the lift of our assertion of permanent reinvestment in a foreign subsidiary.

Fiscal 2023 Fourth Quarter Segment Results

The Contractor Solutions segment revenue was $133.9 million, a $13.5 million (11.2%) increase from the prior year period, comprised of inorganic growth from Cover Guard, AC Guard and Falcon ($4.3 million), and organic growth of $9.2 million (68.1% of total revenue growth), driven by pricing actions that were partially offset by a decrease in unit volumes. As compared to the prior year period, net revenue growth was driven by the HVAC/R, architecturally-specified building products, and plumbing end markets. Segment operating income improved to $35.8 million, compared to $28.5 million in the prior year period. The incremental profit resulted from revenue growth and the inclusion of recent acquisitions of Cover Guard, AC Guard and Falcon. This incremental profit was partially offset by increased spending on employee compensation as well as depreciation and amortization expenses. Segment operating income margin in the fiscal fourth quarter was 26.7%, compared to 23.7% in the prior year period. The increase in segment operating income margin resulted primarily from pricing actions, as well as reduced growth in operating expense as a percentage of revenue. Segment EBITDA in the fiscal fourth quarter was $42.7 million, or 31.9% of revenue, compared to $34.9 million, or 28.9% of revenue in the prior year period.

The Engineered Building Solutions segment revenue was $25.0 million, a 4.5% increase compared to $23.9 million in the prior year period, driven by commercial initiatives and pricing actions. Segment operating income was $2.7 million, or 10.9% of revenue, compared to the prior year period of $1.7 million, or 7.2% of revenue, due to improved project margins. Segment EBITDA and EBITDA margin were $3.1 million and 12.4% in the fiscal fourth quarter, compared to $2.2 million and 9.1% in the prior year period.

The Specialized Reliability Solutions segment revenue was $38.5 million, a $7.7 million (25.1%) increase from the prior year period, primarily due to unit volume growth as well as pricing actions. Increased net revenue was driven by growth in all end markets including the energy, general industrial, mining and rail transportation end markets. Segment operating income improved significantly to $6.5 million, as compared to $3.7 million in the prior year period. Strong organic revenue growth was achieved without an increase in operating expense spend, resulting in an increase in operating income of 75.3% from the prior year period. Segment operating income margin in the fiscal fourth quarter improved to 16.9%, compared to the prior year period of 12.1%. Segment EBITDA improved by 55.1% to $8.2 million in the fiscal fourth quarter, compared to $5.3 million, with a current period margin of 21.3% as compared to 17.2% in the prior year period.

Fiscal Full Year 2023 Consolidated Results

Consolidated revenue was $757.9 million, representing 21.0% growth from $626.4 million in the prior year, with all segments reporting organic growth. Of the $131.5 million total growth, $95.6 million (72.7% of total revenue growth) resulted from organic growth attributable to pricing actions, with the remainder ($35.9 million) contributed by the Shoemaker, Cover Guard, AC Guard and Falcon acquisitions.

GAAP consolidated gross profit in the current year was $318.2 million, representing $62.3 million (24.3%) growth from the $256.0 million of gross profit in the prior year, with growth in all three reporting segments. Incremental gross profit resulted predominantly from revenue growth due to pricing actions, the acquisitions of Shoemaker, Cover Guard, AC Guard and Falcon, along with the prior year TRUaire purchase accounting effect ($3.9 million) and TRUaire Vietnam's COVID related expenses ($1.7 million) that did not recur. Gross profit margin as a percentage of sales was 42.0%, compared to the prior year period of 40.9%, or 41.5% as adjusted for the final TRUaire purchase accounting effect.

Operating expenses as a percent of revenue improved to 23.6%, compared to 25.3% in the prior year period, as revenue growth outpaced the increase in operating expenses. Operating expenses in the current year were $179.1 million, compared to the prior year of $158.6 million. The additional operating expenses were primarily due to the inclusion of Shoemaker in the current year, incremental expenses related to employee compensations, third-party sales commissions, marketing and travel to support revenue growth, increased professional fees to support business growth and recent acquisitions, along with increased depreciation and amortization.

In the current year, GAAP operating income was $139.1 million, compared to $97.4 million or $101.3 million adjusted for the aforementioned purchase accounting effect. The incremental operating income resulted from the increased gross profit, partially offset by the increase in operating expenses. Operating income margin improved to 18.3%, compared to the prior year of 15.5%, or 16.2% as adjusted for the purchase accounting effect.

In the current year, net income attributable to CSWI improved to $96.4 million, representing growth of 39.1%, or $6.20 per diluted share, an increase of 41.2%. In the prior year, reported net income attributable to CSWI was $66.4 million, or $4.20 of EPS, and when adjusted to exclude the purchase accounting effect was $69.3 million, $4.39 of EPS.

Fiscal 2023 adjusted EBITDA increased 30.6% to $174.1 million from $133.3 million in the prior year. EBITDA as percent of revenue improved to 23.0%, compared to 21.3%, in the prior year.

Net cash provided by operating activities for the fiscal 2023 year improved significantly to $121.5 million, or 75.8%, compared to $69.1 million in the prior year, driven by increased profit and working capital improvements.

In line with the stated capital allocation strategy, during fiscal 2023, the Company invested in organic capital expenditures, acquisitions, dividends and share repurchases. Organic capital expenditures during the current and prior fiscal years were $14.0 million and $15.7 million, respectively. Organic capital expenditures have been focused on capacity expansion, enterprise resource planning systems, new product introductions, continuous improvement and automation. During the year ended March 31, 2023 we acquired Falcon for an aggregate purchase price of $37.1 million, comprised of $33.6 million in cash consideration (net of cash received), the assets of Cover Guard and AC Guard and the related intellectual property for $19.7 million in cash consideration and additional $0.3 million annuity payments, and other acquisitions for $2.7 million in cash consideration. These acquisitions were funded through a combination of cash on hand and borrowings under our Revolving Credit Facility. Repurchases of shares under our share repurchase programs during the current and prior fiscal years were $35.7 million (336,347 shares) and $14.4 million (126,115 shares), respectively. Dividend payments of $10.6 million and $9.5 million were paid during the current and prior fiscal years, respectively.

As of March 31, 2023, $253.0 million was outstanding on the $500.0 million Revolving Credit Facility, resulting in borrowing capacity of $247.0 million. As of fiscal year end, CSWI reported a leverage ratio, in accordance with our credit facility, of approximately 1.3x debt to EBITDA.

The Company’s effective tax rate for the current year was 23.3% on a GAAP basis, which was in the range of the Company’s previous expectation of 23%-24.0%.

Fiscal 2023 Full Year Segment Results

The Contractor Solutions segment revenue was $513.8 million, a $97.3 million (23.4%) increase from the prior year. Revenue growth was comprised of inorganic growth of $35.9 million from the acquisitions of Shoemaker, Cover Guard, AC Guard and Falcon, organic growth of $61.4 million (63.1% of total revenue growth) due to pricing actions that were partially offset by a slight decrease in unit volumes. As compared to the prior year period, strong net revenue growth was driven by the HVAC/R, architecturally-specified building products, and plumbing end markets. Segment operating income was $126.2 million, compared to the prior year of $96.1 million, or $100.0 million, adjusted to exclude the previously mentioned purchase price accounting effect. The incremental profit resulted from solid revenue growth, inclusion of recent acquisitions of Shoemaker, Cover Guard, AC Guard and Falcon, as well as the prior year TRUaire purchase accounting effect ($3.9 million) and TRUaire Vietnam's COVID related expenses ($1.7 million) that did not recur. This incremental profit was partially offset with increased spending due to the inclusion of Shoemaker, employee compensation as the segment continues to build the infrastructure to support growth, increased third-party sales commissions and professional fees, as well as increased depreciation and amortization expenses. Segment operating income margin in the current year was 24.6%, compared to the prior year of 23.1% (24.0% as adjusted), as revenue growth outpaced the increased expenses discussed above. Segment EBITDA in the current year was $153.2 million, or 29.8% of revenue, compared to $123.9 million, or 29.7% of revenue in the prior year.

The Engineered Building Solutions segment revenue was $104.0 million, a $6.7 million (6.9%) increase from the prior year, primarily due to to sustained commercial activity, retention of market share and successful pricing actions. Segment operating income was $12.9 million, a 16.1% increase compared to the prior year of $11.1 million, due to incremental profit and a reduction in operating expense spend, partially offset by completion of lower margin legacy projects. Segment operating income margin in the current year was 12.4%, compared to the prior year of 11.4%. Segment EBITDA and EBITDA margin in the current year were $14.4 million and 13.9%, compared to $13.1 million and 13.4% in the prior year.

The Specialized Reliability Solutions segment revenue improved to $147.4 million, a $31.4 million (27.1%) increase from the prior year of $116.0 million, all of which was organic, due to pricing actions and increased unit volumes, with growth in all end markets served. In the current year, segment operating income improved to $20.2 million, or 13.7% of revenue, compared to the prior year of $9.0 million, or 7.8% of revenue. Improved segment operating income resulted from revenue growth as well as gross margin improvement as a result of leverage from unit volume increase, paired with reduced growth in operating expenses as a percentage of revenue. Segment EBITDA and EBITDA margin improved to $26.0 million and 17.6% in the fiscal year, compared to $15.1 million and 13.0% in the prior year.

Conference Call Information

The Company will host a conference call today at 10:00 a.m. ET to discuss the results, followed by a question-and-answer session for the investment community. A live webcast of the call can be accessed at https://cswindustrials.gcs-web.com/. To access the call, participants may dial 1-877-407-0784, international callers may use 1-201-689-8560, and request to join the CSW Industrials earnings call.

A telephonic replay will be available shortly after the conclusion of the call and until, Thursday, June 8, 2023. Participants may access the replay at 1-844-512-2921, international callers may use 1-412-317-6671, and enter access code 13738518. The call will also be available for replay via webcast link on the Investors portion of the CSWI website www.cswindustrials.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words or phrases such as "may," "should," "expects," "could," "intends," "plans," "anticipates," "estimates," "believes," "forecasts," "predicts" or other similar expressions are intended to identify forward-looking statements, which include, without limitation, earnings forecasts, effective tax rate, statements relating to our business strategy and statements of expectations, beliefs, future plans and strategies and anticipated developments concerning our industry, business, operations, and financial performance and condition.

The forward-looking statements included in this press release are based on our current expectations, projections, estimates, and assumptions. These statements are only predictions, not guarantees. Such forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict. These risks and uncertainties may cause actual results to differ materially from what is forecast in such forward-looking statements, and include, without limitation, the risk factors described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.

All forward-looking statements included in this press release are based on information currently available to us, and we assume no obligation to update any forward-looking statement except as may be required by law.

Non-GAAP Financial Measures

This press release includes an analysis of adjusted diluted earnings per share attributable to CSWI, adjusted net income attributable to CSWI, adjusted operating income and free cash flows, which are non-GAAP financial measures of performance. Attributable to CSWI is defined to exclude the income attributable to the non-controlling interest in the Whitmore JV.

CSWI utilizes adjusted EBITDA (earnings before interest, tax, depreciation and amortization) as an additional consolidated, non-GAAP financial measure, which consists of consolidated net income including income attributable to the non-controlling interest in the Whitmore JV, adjusted to remove the impact of income taxes, interest expense, depreciation and amortization, and significant nonrecurring items.

For a reconciliation of these measures to the most directly comparable GAAP measures and for a discussion of why we consider these non-GAAP measures useful, see the “Reconciliation of Non-GAAP Measures” section of this release.

About CSW Industrials, Inc.

CSW Industrials is a diversified industrial growth company with industry-leading operations in three segments: Contractor Solutions, Engineered Building Solutions, and Specialized Reliability Solutions. CSWI provides niche, value-added products with two essential commonalities: performance and reliability. The primary end markets we serve with our well-known brands include: HVAC/R, plumbing, general industrial, architecturally-specified building products, energy, mining, and rail transportation. For more information, please visit www.cswindustrials.com.

Investor Relations

Alexa Huerta
Vice President, Investor Relations and Treasurer
214-489-7113
alexa.huerta@cswindustrials.com

CSW INDUSTRIALS, INC.
CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share amounts)	Three Months Ended March 31, (Unaudited)		Year Ended March 31,
	2023	2022	2023	2022
Revenues, net	$195,686	$173,299	$757,904	$626,435
Cost of revenues	(110,341)	(100,957)	(439,690)	(370,473)
Gross profit	85,345	72,342	318,214	255,962
Selling, general and administrative expenses	(45,580)	(43,405)	(179,148)	(158,582)
Operating income	39,765	28,937	139,066	97,380
Interest expense, net	(4,107)	(1,298)	(13,197)	(5,449)
Other income (expense), net	570	(34)	42	(466)
Income before income taxes	36,228	27,605	125,911	91,465
Provision for income taxes	(9,105)	(9,080)	(29,337)	(24,146)
Net income	27,123	18,525	96,574	67,319
Income attributable to redeemable noncontrolling interest	(60)	(79)	(139)	(934)
Net income attributable to CSW Industrials, Inc.	$27,062	$18,446	$96,435	$66,385

Net income per share attributable to CSW Industrials, Inc.
Basic	$1.75	$1.17	$6.22	$4.21
Diluted	1.74	1.17	6.20	4.20

Weighted average number of shares outstanding:
Basic	15,475	15,766	15,509	15,755
Diluted	15,523	15,800	15,546	15,807

CSW INDUSTRIALS, INC.
CONSOLIDATED BALANCE SHEETS

	March 31,
(Amounts in thousands, except per share amounts)	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$18,455	$16,619
Accounts receivable, net	122,753	122,804
Inventories, net	161,569	150,114
Prepaid expenses and other current assets	20,279	10,610
Total current assets	323,056	300,147
Property, plant and equipment, net	88,235	87,032
Goodwill	242,740	224,658
Intangible assets, net	318,903	300,837
Other assets	70,519	82,686
Total assets	$1,043,453	$995,360

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$40,651	$47,836
Accrued and other current liabilities	67,388	69,005
Current portion of long-term debt	—	561
Total current liabilities	108,039	117,402
Long-term debt	253,000	252,214
Retirement benefits payable	1,158	1,027
Other long-term liabilities	137,117	140,306
Total liabilities	499,314	510,949
Commitments and contingencies (Note 17)
Redeemable noncontrolling interest	18,464	15,325
Equity:
Common shares, $0.01 par value	163	162
Additional paid-in capital	123,336	112,924
Treasury shares, at cost (902 and 576 shares, respectively)	(82,734)	(46,448)
Retained earnings	493,319	407,522
Accumulated other comprehensive loss	(8,409)	(5,074)
Total equity	525,675	469,086
Total liabilities and equity	$1,043,453	$995,360

CSW INDUSTRIALS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended March 31,
(Amounts in thousands)	2023	2022
Cash flows from operating activities:
Net income	$96,574	$67,319
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	12,838	11,572
Amortization of intangible and other assets	22,716	25,314
Provision for inventory reserves	1,522	1,553
Provision for doubtful accounts	2,013	1498
Share-based and other executive compensation	9,751	8,450
Net gain on disposals of property, plant and equipment	104	(85)
Net pension benefit	150	31
Impairment of intangible assets	156	—
Net deferred taxes	(6,011)	(3,261)
Changes in operating assets and liabilities:
Accounts receivable	1,105	(26,729)
Inventories	(11,422)	(49,403)
Prepaid expenses and other current assets	(1,282)	3,479
Other assets	458	626
Accounts payable and other current liabilities	(7,000)	27,983
Retirement benefits payable and other liabilities	(219)	742
Net cash provided by operating activities	121,453	69,089
Cash flows from investing activities:
Capital expenditures	(13,951)	(15,653)
Proceeds from sale of assets	120	139
Cash paid for acquisitions	(58,335)	(35,942)
Net cash used in investing activities	(72,166)	(51,456)
Cash flows from financing activities:
Borrowings on lines of credit	143,177	94,000
Repayments of lines of credit	(142,952)	(83,561)
Payments of deferred loan costs	(710)	(2,328)
Purchase of treasury shares	(39,072)	(19,311)
Proceeds from stock option activity	272	1,327
Proceeds from acquisition of redeemable noncontrolling interest shareholder	3,000	6,293
Dividends paid to shareholders	(10,555)	(9,459)
Net cash (used in) provided by financing activities	(46,840)	(13,039)
Effect of exchange rate changes on cash and equivalents	(611)	1,937
Net change in cash and cash equivalents	1,836	6,531
Cash and cash equivalents, beginning of period	16,619	10,088
Cash and cash equivalents, end of period	$18,455	$16,619
Supplemental non-cash disclosure:
Cash paid during the year for interest	$12,502	$4,955
Cash paid during the year for income taxes	41,476	20,485

Reconciliation of Non-GAAP Measures

We use adjusted earnings per share attributable to CSWI, adjusted net income attributable to CSWI, adjusted operating income, and adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue, cost of revenue, operating expense, operating income and net income attributable to CSWI, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. Free cash flow is a non-GAAP financial measure and is defined as cash flow from operations less capital expenditures. We also believe these measures are useful for investors to assess the operating performance of our business without the effect of non-recurring items. In the following tables, there could be immaterial differences in amounts presented due to rounding.

CSW INDUSTRIALS, INC.
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO CSWI TO ADJUSTED NET INCOME ATTRIBUTABLE TO CSWI
(Unaudited)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(Amounts in thousands, except share data)	2023	2022	2023	2022

GAAP Net income attributable to CSWI	$27,062	$18,446	$96,435	$66,385

Adjusting items, net of tax:
Purchase accounting effect	—	—	—	2,959
Adjusted Net Income attributable to CSWI	$27,062	$18,446	$96,435	$69,344

GAAP Net Income attributable to CSW Industrials, Inc. per diluted common share	$1.74	$1.17	$6.20	$4.20

Adjusting items, per diluted common share:
Purchase accounting effect	—	—	—	0.19
Adjusted Net Income attributable to CSW Industrials, Inc. per diluted common share	$1.74	$1.17	$6.20	$4.39

CSW INDUSTRIALS, INC.
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO CSWI TO ADJUSTED EBITDA
(Unaudited)

(Amounts in thousands)	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2023	2022	2023	2022
GAAP Net Income attributable to CSWI	$27,062	$18,446	$96,435	$66,385
Plus: Income attributable to redeemable noncontrolling interest	60	79	139	934
GAAP Net Income	$27,123	$18,525	$96,574	$67,319

Adjusting Items:
Interest Expense	4,107	1,298	13,197	5,449
Income Tax Expense	9,105	9,080	29,337	24,146
Depreciation & Amortization	9,053	8,289	34,957	36,408
EBITDA	$49,388	$37,191	$174,067	$133,323
EBITDA % Revenue	25.2%	21.5%	23.0%	21.3%

CSW INDUSTRIALS, INC.
RECONCILIATION OF SEGMENT OPERATING INCOME TO ADJUSTED SEGMENT OPERATING INCOME AND TO ADJUSTED SEGMENT EBITDA
(Unaudited)

(Amounts in thousands)	Three Months Ended March 31, 2023
		Engineered	Specialized
	Contractor	Building	Reliability	Corporate	Consolidated
	Solutions	Solutions	Solutions	and Other	Operations
Revenue, net	$133,945	$24,991	$38,487	$(1,738)	$195,686

Operating Income	$35,788	$2,716	$6,517	$(5,257)	$39,765
Operating Income % Revenue	26.7%	10.9%	16.9%		20.3%
Adjusting Items:
Other Income (Expense)	(167)	(42)	146	632	570
Depreciation & Amortization	7,056	428	1,517	52	9,053
EBITDA	$42,677	$3,103	$8,181	$(4,573)	$49,388
EBITDA % Revenue	31.9%	12.4%	21.3%		25.2%

(Amounts in thousands)	Three Months Ended March 31, 2022
		Engineered	Specialized
	Contractor	Building	Reliability	Corporate	Consolidated
	Solutions	Solutions	Solutions	and Other	Operations
Revenue, net	$120,439	$23,907	$30,753	$(1,801)	$173,299

Operating Income	$28,526	$1,713	$3,717	$(5,020)	$28,937
Operating Income % Revenue	23.7%	7.2%	12.1%		16.7%
Adjusting Items:
Other Income (Expense)	44	(41)	104	(142)	(34)
Depreciation & Amortization	6,292	498	1,453	45	8,289
EBITDA	$34,863	$2,170	$5,274	$(5,116)	$37,191
EBITDA % Revenue	28.9%	9.1%	17.2%		21.5%

CSW INDUSTRIALS, INC.
RECONCILIATION OF SEGMENT OPERATING INCOME TO ADJUSTED SEGMENT OPERATING INCOME AND TO ADJUSTED SEGMENT EBITDA
(Unaudited)

(Amounts in thousands)	Fiscal Year Ended March 31, 2023
		Engineered	Specialized
	Contractor	Building	Reliability	Corporate	Consolidated
	Solutions	Solutions	Solutions	and Other	Operations
Revenue, net	$513,776	$103,969	$147,445	$(7,287)	$757,904

Operating Income	$126,204	$12,889	$20,176	$(20,202)	$139,066
Operating Income % Revenue	24.6%	12.4%	13.7%		18.3%
Adjusting Items:
Other Income (Expense)	76	(231)	(228)	425	42
Depreciation & Amortization	26,951	1,771	6,035	201	34,958
EBITDA	$153,231	$14,429	$25,983	$(19,576)	$174,067
EBITDA % Revenue	29.8%	13.9%	17.6%		23.0%

(Amounts in thousands)	Fiscal Year Ended March 31, 2022
		Engineered	Specialized
	Contractor	Building	Reliability	Corporate	Consolidated
	Solutions	Solutions	Solutions	and Other	Operations
Revenue, net	$416,487	$97,297	$116,042	$(3,390)	$626,435

GAAP Operating Income	$96,115	$11,101	$9,007	$(18,843)	$97,380
Adjusting Items:
Purchase Accounting Effect	3,919	—	—	—	3,919
Operating Income	$100,034	$11,101	$9,007	$(18,843)	$101,299
Operating Income % Revenue	24.0%	11.4%	7.8%		16.2%
Adjusting Items:
Other Income (Expense)	(130)	(107)	32	(261)	(466)
Depreciation & Amortization	27,879	2,063	6,016	450	36,408
Purchase Accounting Effect	(3,919)	—	—	—	(3,919)
EBITDA	$123,864	$13,058	$15,055	$(18,655)	$133,323
EBITDA % Revenue	29.7%	13.4%	13.0%		21.3%

CSW INDUSTRIALS, INC.
RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING CASH FLOWS
(Unaudited)

(Amounts in thousands)	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2023	2022	2023	2022
Net cash provided by operating activities	$37,381	$(383)	$121,453	$69,089
Less: Capital Expenditures	(5,683)	(7,297)	(13,951)	(15,653)
Free Cash Flow	$31,698	$(7,680)	$107,502	$53,436
Free Cash Flow % Net Income	116.9%	(41.5)%	111.3%	79.4%